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EXHIBIT 10.1

                     REAL ESTATE PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                            GSI LUMONICS CORPORATION

                                   (AS SELLER)

                                       AND

                           STAG CAPITAL PARTNERS, LLC

                                 (AS PURCHASER)

                     CONCERNING CERTAIN PROPERTY LOCATED AT

                 22300 HAGGERTY ROAD, FARMINGTON HILLS, MICHIGAN

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             Schedules and Exhibits

Schedule 1.1         -        Defined Terms
Schedule 3.1         -        Deposit Escrow Provisions
Schedule 5.1         -        Seller Deliveries
Schedule 5.8                  Form of Required Amendment
Exhibit A            -        Land
Exhibit B            -        Form of Tenant Estoppel
Exhibit C            -        Lease Related Disclosures
Exhibit D            -        Exceptions to Seller Representations
Exhibit E            -        Form of Deed
Exhibit F            -        (Reserved)
Exhibit G            -        Form of Assignment and Assumption
Exhibit H            -        Form of Updated Representation Certificate

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                     REAL ESTATE PURCHASE AND SALE AGREEMENT

      THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of the Effective Date (defined below) by and between GSI Lumonics Corporation, a Michigan Corporation (the "Seller"), and STAG Capital Partners, LLC, a Massachusetts limited liability company (the "Purchaser"), and is joined in by the Title Company (defined below) in accordance with Schedule 3.1.

      In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      SECTION 1.1 DEFINITIONS. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meaning set forth in Schedule 1.1.

                                    ARTICLE 2

                     AGREEMENT; PURCHASE PRICE; CLOSING DATE

      SECTION 2.1. AGREEMENT TO SELL AND PURCHASE. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller. The Property is located at 22300 Haggerty Road, Farmington Hills, Michigan.

      SECTION 2.2. PURCHASE PRICE. The Purchase Price for the Property shall be Six Million Five Hundred Fifteen Thousand Dollars ($6,515,000). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.

      SECTION 2.3. CLOSING DATE. The transaction contemplated hereby shall close on the Closing Date, subject to extension as provided herein.

                                    ARTICLE 3

                                     DEPOSIT

      SECTION 3.1. DEPOSIT. No later than the third Business Day following the Effective Date, Purchaser shall deposit Fifty Thousand Dollars ($50,000) with the Title Company. No later than the third Business Day immediately following the end of the Study Period, unless this Agreement terminates in accordance with
Section 5.2 below, Purchaser shall deposit an additional Fifty Thousand Dollars ($50,000) with the Title Company. All deposits made pursuant to this Section 3.1, together with all interest and earnings thereon, are referred to collectively in this Agreement as the "Deposit." The Deposit shall be held in a segregated account in accordance with the provisions of Schedule 3.1 hereto. The Deposit shall be applied to the Purchase Price if the Closing occurs. If the Closing does not occur or if this Agreement otherwise terminates, the Deposit shall be disbursed as provided herein. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Title Company as "Independent Contract Consideration", and the Deposit is reduced by

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the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement.

                                    ARTICLE 4

                                TITLE AND SURVEY

      SECTION 4.1. TITLE AND SURVEY. Promptly upon execution of this Agreement,
(a) Seller shall provide, or cause to be provided, Purchaser with a copy of the most recent owner's title insurance policy or title commitment issued in connection with the Real Property (and Purchaser acknowledges receipt of Seller's title policy for the Real Property); and (b) Purchaser shall order a title commitment or pro forma title policy (the "Title Commitment") and ALTA survey of the Real Property (the "Survey"). Purchaser shall have until the Study Period Notice Deadline to give Seller a written notice that sets forth any objections that Purchaser has to title or survey matters affecting the Property and disclosed on the Title Commitment or the Survey (the "Purchaser Title Objections"). Seller shall use reasonable efforts to cure the Purchaser Title Objections before the Closing Date. If, despite such reasonable efforts, Seller is unable to cure the Purchaser Title Objections by the Closing Date, Purchaser shall have the option (in its sole discretion) of either (y) accepting the title as it then is or (z) terminating this Agreement, in which event the Deposit shall immediately be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities hereunder other than Purchaser's obligations under Section 5.1(b)(iv), Section 5.2 and
Section 5.3. Notwithstanding anything in this Agreement to the contrary, all Voluntary Liens will be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller, and Purchaser shall have no obligation to give Seller any notice of objection with respect to any Voluntary Liens.

                                    ARTICLE 5

                              INSPECTION AND AUDIT

      SECTION 5.1. DUE DILIGENCE MATERIALS; ACCESS.

      (a) No later than June 13, 2005, Seller shall provide to Purchaser complete copies of the documents and materials listed on Schedule 5.1, to the extent that such documents are in Seller's possession or are reasonably available to Seller.

      (b) During the term of this Agreement, Purchaser, personally or through its authorized agents or representatives, shall be entitled to interview the Tenant and, upon no less than two (2) Business Days' advance notice to Seller, to enter upon the Property during normal business hours, and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies, inquiry of governmental officials, and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations: (i) Purchaser shall give Seller written or telephonic notice not less than two (2) Business Days before conducting any inspections on the Property, and a representative of Seller and Tenant shall have the right to be present when Purchaser or its representatives conducts its or their investigations on the Property; (ii) neither Purchaser nor its representatives shall materially interfere with the construction, use, occupancy or enjoyment of the Property by the Seller or Tenant; (iii) neither Purchaser nor its agents shall damage the Property or any portion thereof, except for any immaterial damage caused by environmental or geotechnical tests, all of which shall promptly be repaired by Purchaser; and (iv) Purchaser shall indemnify, hold harmless and defend the Seller against all costs (including reasonable attorneys' fees) and damage to the Property caused by the activities of Purchaser or its agents under this paragraph, provided; however, that such indemnity shall not include any costs or

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damages caused by (x) the acts of the Seller or its agents or representatives
(to the extent caused by the acts of Seller or its agents or representatives),
(y) any claims of diminution in the value of the Property as a consequence of the results revealed by such tests and inspections (except in the event of a breach by Purchaser of its obligations under Section 5.3) or (z) any pre-existing condition of the Property (except to the extent such condition is made worse by Purchaser). The foregoing indemnification obligation shall survive the Closing or termination of this Agreement for a period of six (6) months.

      SECTION 5.2. STUDY PERIOD. Purchaser shall have the period ending at 6:00 p.m. (local time in Boston, Massachusetts) on July 8, 2005 (the "Study Period"), to physically inspect the Property, review economic data and market conditions, underwrite the Tenant and review the Lease, conduct appraisals, make inquiry of governmental officials, perform examinations of the physical condition of the Improvements, examine the Real Property for the presence of Hazardous Materials, and to otherwise conduct such due diligence and underwriting as Purchaser, in its sole and absolute discretion, deems appropriate in accordance with Section 5.1(b) above. This Agreement shall terminate unless, before 6:00 p.m. on the first business day following the end of the Study Period (the "Study Period Notice Deadline"), Purchaser gives Seller written notice (the "Study Period Notice") that Purchaser, in its absolute and unreviewable discretion, elects to proceed with the purchase of the Property subject to and in accordance with the terms of this Agreement. In addition, at any time before the Study Period Notice Deadline, Purchaser may, in its absolute and unreviewable discretion, terminate this Agreement by giving written notice thereof to Seller (the "Termination Notice"). In the event that either: (a) Purchaser gives a Termination Notice before the Study Period Notice Deadline, or (b) Purchaser does not give a Termination Notice but fails to give the Study Period Notice before the Study Period Notice Deadline, this Agreement shall automatically terminate, the Deposit promptly shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations or liabilities to each other hereunder other than Purchaser's obligations under Section 5.1(b)(iv), this Section 5.2 and Section
5.3. In the event of a termination of this Agreement for any reason, Purchaser shall deliver to Seller originals or copies of all materials and documents in Purchaser's possession relating to the Property and obtained by Purchaser during its investigation of the Property.

      SECTION 5.3. CONFIDENTIALITY. Purchaser shall use the Confidential Information only for purposes of evaluating the Property in connection with its potential purchase thereof in accordance with the terms of this Agreement (and, if the Closing occurs, in connection with its ownership of the Property). Notwithstanding the foregoing, Purchaser may disclose the Confidential
Information: (a) to its owners, legal counsel, accountants, lenders, potential investors, regulatory authorities, or otherwise required by law, and other third parties having a reason to review the Confidential Information in connection with Purchaser's purchase of the Property; provided the Confidential Information is kept confidential by such parties, (b) in connection with any legal proceeding brought by Purchaser to enforce its rights under this Agreement; and
(c) to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding, provided that Purchaser first shall provide written notice thereof to Seller. If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Seller and shall not retain copies thereof. Except as otherwise provided in Subsection (b) of this Section 5.3, the provisions of which shall apply to both Seller and Purchaser for purposes of this sentence, neither Seller nor Purchaser shall disclose this Agreement or make any public announcements concerning the sale of the Property pursuant to this Agreement without first obtaining the prior written consent of the other. In addition, and notwithstanding the foregoing restrictions, Seller and Purchaser authorize each other and their respective representatives to disclose, as necessary for the financing of the purchase contemplated by this Agreement, the tax treatment and tax structure of the transaction contemplated hereby and all related materials, including tax analyses or opinions, relating to such tax treatment and tax structure. The provisions of this paragraph shall survive the Closing or termination of this Agreement.

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      SECTION 5.4. TERMINATION OF CONTRACTS. No Contracts will be assigned to
Purchaser at Closing pursuant to this Agreement. Seller shall be responsible for the termination of all Contracts prior to the Closing Date, and Purchaser shall not have any liability under any of the Contracts. The provisions of this
Section 5.4 shall survive the Closing.

      SECTION 5.5. COOPERATION. During the term of this Agreement, the Seller shall direct its property manager, agents and employees to cooperate with the reasonable requests of the Purchaser to obtain information concerning the Property pursuant to the provisions of Section 5.1 and Section 5.3 above.

      SECTION 5.6. NO ASSUMPTION OF EMPLOYEE CLAIMS. Purchaser and Seller agree that Purchaser has not assumed and shall not assume any obligations to (or regarding the employment of), any individuals previously or currently employed by Seller in the management, ownership or operation of the Property. Purchaser shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, to former or current employees of Seller (i) which arise or accrue prior to the Closing including, without limitation, any liabilities or obligations of Seller in connection with any employee benefit plans or collective bargaining agreements, employment agreements or other similar arrangement, any liabilities or obligations with respect to employment arising under any federal, state or municipal statute or common law, or any liabilities or obligations in respect of retiree health benefits, and (ii) with respect to severance payments or other termination payments owing by Seller to any of Seller's former or current employees (collectively, "Employee Claims"). Prior to the Closing Date Seller's employees shall vacate the Property. No portion of any liability respecting the Employee Claims listed in clause (ii) immediately above shall be passed through or charged to the Tenant by Seller. The provisions of this paragraph shall survive the Closing.

      SECTION 5.7. ACCESS DATE. Seller anticipates that the Access Date shall occur before June 1, 2005 as required pursuant to Section 1.02 of the Lease. In the event that the Access Date does not occur on or before June 1, 2005, then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller no later than June 11, 2005, in which event the Deposit will promptly be returned to Purchaser, Seller promptly shall reimburse Purchaser for the actual, reasonable third party costs that Purchaser has incurred in connection with this Agreement and Purchaser's due diligence hereunder (including reasonable legal fees; provided, however, that the aggregate amount of such third party costs shall not exceed Twenty Five Thousand Dollars [$25,000]), and the parties shall have no further obligation to each other, except Purchaser's obligations under Section 5.1(b)(iv), Section 5.2 and Section 5.3.

      SECTION 5.8. REQUIRED AMENDMENT. On or before the expiration of the Study Period, Seller and Tenant shall amend the Lease such that Section 14.8 thereof, as it pertains to Tenant's right of first refusal under the Lease, is deleted (such amendment, in the form attached as Schedule 5.8, being the "Required Amendment", shall be the only amendment to the terms and provisions of the Lease permitted pursuant to this Section 5.8). In the event that the Lease is not amended as required by this Section 5.8 on or before the expiration of the Study Period, then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser, Seller promptly shall reimburse Purchaser for the actual, reasonable third party costs that Purchaser has incurred prior to the expiration of the Study Period in connection with this Agreement and the transaction contemplated hereby (including reasonable legal fees; provided, however, that the aggregate amount of such third party costs shall not exceed Twenty Five Thousand Dollars [$25,000]), and the parties shall have no further obligation to each other, except Purchaser's obligations under Section 5.1(b)(iv), Section 5.2 and Section 5.3.

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                                    ARTICLE 6

              CONDITIONS PRECEDENT, CASUALTY DAMAGE OR CONDEMNATION

      SECTION 6.1. CONDITIONS PRECEDENT FAVORING PURCHASER. In addition to the conditions precedent in favor of Purchaser set forth elsewhere in this Agreement, Purchaser's obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller. Purchaser, by consummation of the Closing pursuant to this Agreement, shall have waived the conditions precedent set forth in this Section
6.1 (provided, however, that any such waiver shall not in any way modify or affect any other provision, condition, obligation, representation, warranty or covenant set forth elsewhere in this Agreement).

            (a) Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing (including, but not limited to, Section 5.7 and Section 5.8);

            (b) On the Closing Date, the Seller Representations shall be true, complete and accurate, except for changes occurring in the normal course of business or pursuant to the express provisions of the Lease;

            (c) Purchaser shall have received an estoppel certificate from the Tenant dated no earlier than thirty (30) days prior to the Closing Date reflecting the terms of the Lease and otherwise substantially in the form attached hereto as Exhibit B. This condition shall not be satisfied if the Tenant estoppel certificate discloses: (i) any default by landlord or Tenant;
(ii) any amendment, modification or supplement to the Lease that was not provided to Purchaser before the commencement of the Restricted Period or consented to in writing by the Purchaser (other than the Required Amendment); or
(iii) any other information that is inconsistent in any material respect with the Lease or related Lease information as provided to Purchaser before the commencement of the Restricted Period. Seller shall use good faith, commercially reasonable efforts to obtain such estoppel certificate from the Tenant, and shall deliver a copy of such estoppel to Purchaser promptly upon receipt thereof by Seller. Seller shall allow Purchaser to review the estoppel certificate before presenting it to the Tenant in the event that the form of estoppel certificate differs from the form attached as Exhibit B;

            (d) Purchaser shall have received a subordination, non-disturbance and attornment agreement ("SNDA"), subordinating the Lease to the loan of Purchaser's mortgage lender, in a form that is recordable in the land records of the Property and is reasonably acceptable to the Purchaser and such lender. Seller shall use good faith, commercially reasonable efforts to obtain such SNDA, and shall deliver the original of such SNDA in recordable form promptly upon receipt thereof by Seller;

            (e) On the Closing Date, title to the Property shall be conveyed to Purchaser subject only to the Permitted Exceptions and the Title Company shall issue to Purchaser an owner's title insurance policy without standard exceptions (on the current ALTA Form B), so long as the Purchaser causes a copy of the Survey to be provided to the Title Company, in the amount of the Purchase Price, together with the Required Endorsements upon payment by Purchaser for the Required Endorsements, insuring good and marketable fee simple title to the Real Property in Purchaser, subject only to the Permitted Exceptions and the standard printed exceptions, except that: (i) the exceptions for mechanic's liens or construction liens, and unrecorded easements shall be deleted; (ii) the survey exception shall be limited to Permitted Exceptions; (iii) the exception relating to ad valorem taxes shall relate only to taxes and assessments that are due and payable after the Closing Date; and (iv) the parties-in-possession exception shall be deleted except as to the Tenant, as tenant only, as provided for in the Lease;

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            (f) On the Closing Date, (i) the Property shall be in the same condition that it is in now, reasonable wear and tear excepted, and free from tenants and occupants, except for the Tenant pursuant to the Lease and except for construction, alteration and modifications to the Property as and to the extent permitted by the Lease; (ii) there shall be no judicial or administrative or condemnation proceeding pending or threatened concerning the Property that was not disclosed in writing to Purchaser before the commencement of the Restricted Period; (iii) the Property and the use and operation thereof by Seller and Tenant shall comply in all material respects with all Legal Requirements; (iv) the Lease shall be in full force and effect and free from default, except for any default that was disclosed in writing to Purchaser before the end of the Study Period; (v) there shall be no bankruptcy proceeding pending or threatened in writing with respect to the Tenant; and (vi) the Property shall be free and clear of: (y) any management or leasing agreements and any other Contracts under which Purchaser has any obligations; and (z) any collective bargaining or employment agreements under which Purchaser has any obligations;

            (g) (Reserved);

            (h) There shall be no Reciprocal Access Agreements encumbering the Property;

            (i) Seller shall use commercially reasonable efforts to obtain and provide to Purchaser a final, non-appealable certificate of occupancy for all of the Improvements and any certificates or approvals necessary to permit the use of any parking facilities at the Property (collectively, the "Certificate of Occupancy"), other than any Certificate of Occupancy that Tenant is obligated to obtain pursuant to the Lease; and

            (j) Seller and Tenant shall have executed the Required Amendment before the expiration of the Study Period and caused two (2) duly executed and delivered originals of the same to be delivered to Purchaser.

      SECTION 6.2. CONDITIONS PRECEDENT FAVORING SELLER. In addition to the conditions precedent in favor of Seller set forth elsewhere in this Agreement, Seller's obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.

            (a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing; and

            (b) On the Closing Date, the representations of Purchaser set forth in Section 7.2 shall be true, accurate and complete.

      SECTION 6.3. RISK OF LOSS. Unless and until the Closing is completed, the risk of loss to the Property from casualty or condemnation shall be borne by Seller. If all or a portion of the Property is damaged or destroyed by fire or other casualty prior to Closing such that: (1) Purchaser's reasonable estimate of the cost to repair the same exceeds $200,000; (2) the Tenant has the right to terminate the Lease or abate or offset rent under the Lease on account of such casualty; or (3) access to or egress from the Property is materially impaired (any such fire or other casualty, a "Material Casualty"), Purchaser may, at Purchaser's sole option, elect to either:

      (a) terminate this Agreement and receive back the Deposit, subject to Purchaser's obligations under Section 5.1(b)(iv), Section 5.2 and Section 5.3; or

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      (b)   purchase the Property subject to and in accordance with the terms of this Agreement.

      In the event of a fire or other casualty that is not a Material Casualty, and in connection with any Material Casualty as to which Purchaser elects to proceed pursuant to Section 6.3(b), (A) Purchaser shall purchase the Property in accordance with the terms hereof without reduction in the Purchase Price (except for any applicable deductible that will reduce the insurance proceeds assigned to Purchaser at Closing) and (B) Seller shall assign to Purchaser at Closing all insurance proceeds paid or payable to Seller on account of such damage, including any business interruption insurance (and the amount of any deductible shall be credited against the Purchase Price). Purchaser shall be deemed to have elected to terminate this Agreement under Section 6.3(a) unless, within ten (10) Business Days from reasonably detailed written notice to Purchaser of such casualty, Purchaser provides Seller with written notice that Purchaser elects to proceed pursuant to Section 6.3(b). If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is fifteen (15) Business Days after written notice to Purchaser of the Material Casualty. If any insurance proceeds paid or payable on account of a fire or other casualty are to be assigned to Purchaser in accordance with the provisions of this Agreement, Seller shall cooperate as reasonably requested by Purchaser to effectuate such assignment (including, if necessary, prosecuting claims in Purchaser's name or for Purchaser's benefit), and Seller's obligation to so cooperate shall survive the Closing. Notwithstanding anything to the contrary in this Section 6.3, if Seller fails to maintain full replacement cost insurance as required herein, and if there is a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty as to which Purchaser elects to proceed under
Section 6.3(b), Purchaser shall have the right, in lieu of an assignment of insurance proceeds, to receive a credit against the Purchase Price in an amount equal to the cost to repair the damage caused by such fire or other casualty as estimated by a third party consultant selected by Purchaser and the amount of any lost rents that would have been covered by insurance if Purchaser had maintained the rental insurance required above.

      SECTION 6.4. CONDEMNATION. If, at any time before completion of the Closing, a taking or condemnation (or proceeding in lieu thereof) is commenced or threatened in writing: (i) of all or substantially all of the Property; or
(ii) of less than all or substantially all of the Property that: (1) results in the Tenant having the right to terminate its Lease or abate or offset rent under the Lease; (2) causes the Property to fail to comply with Legal Requirements or any applicable Reciprocal Easement Agreements; (3) materially impairs access to or egress from the Property; (4) causes the loss of any parking that benefits the Property; or (5) otherwise, in Purchaser's reasonable business judgment, results in a loss of value in excess of $200,000 (any of the foregoing, a "Material Taking"), Purchaser may, at Purchaser's sole option, elect either to:

            (a) terminate this Agreement and receive back the Deposit subject to Purchaser's obligations under Section 5.1(b)(iv), Section 5.2 and Section 5.3; or

            (b) purchase the Property subject to and in accordance with this Agreement.

      In the event of condemnation or taking that does not constitute a Material Taking, or if there is a Material Taking but Purchaser elects to proceed under
Section 6.4(b), (1) Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price), (2) Seller shall assign to Purchaser at Closing all condemnation proceeds and rental interruption insurance paid or payable as a result of such condemnation, (3) Purchaser shall have the right to be present with Seller at any hearings or negotiations with respect thereto, and (4) Seller shall not settle or compromise and such matter without Purchaser's prior written consent. Purchaser shall be deemed to have elected to terminate this Agreement under Section 6.4(a) unless, within ten (10) Business Days from written notice to Purchaser of the condemnation, Purchaser provides Seller with written notice that Purchaser elects to proceed pursuant to
Section 6.4(b). If the Closing Date would otherwise occur sooner, it shall

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automatically be extended to the date that is fifteen (15) Business Days after written notice to Purchaser of the Material Taking.

      SECTION 6.5. LEASING AND OTHER ACTIVITIES PRIOR TO CLOSING.

            (a) During the term of this Agreement, Seller shall not enter into any Lease Transaction (other than the Required Amendment) without Purchaser's prior written consent, which consent may be given or withheld in Purchaser's sole discretion.

            (b) During the Restricted Period, Seller shall not enter into any new Contracts or material modifications, renewals or terminations of any existing Contracts that would impose any obligations on Purchaser or on the Property after Closing, without the written consent of Purchaser, which consent may be granted or denied in Purchaser's sole discretion. In its request for Purchaser's approval under this Section 6.5(b), Seller shall include the following notice: "NOTE: FAILURE TO RESPOND WITHIN THE TIME PERIOD SET FORTH IN
SECTION 6.5(b) WILL RESULT IN A DEEMED APPROVAL". If Seller so requests Purchaser's approval and Purchaser does not notify Seller in writing of its consent or disapproval within ten (10) Business Days after notice thereof from Seller, Purchaser shall be deemed to have consented to such requested action. Without limiting the foregoing approval rights, Seller shall provide Purchaser with prompt notice of any new Contracts or material modifications, renewals or terminations of any such contracts, together with complete copies of the documents relating thereto, in the event that any of the same would impose any obligations on Purchaser or the Property after Closing.

            (c) During the Restricted Period, Seller shall not, without Purchaser's prior written approval, (i) make any material alterations or additions to the Property, except as may be required by law or contemplated by the Lease or as may reasonably be required for the prudent repair and maintenance of the Property, (ii) change or attempt to change (or consent to any change in) the zoning or other Legal Requirements applicable to the Property, except and to the extent contemplated by the Lease or (iii) cancel, amend or modify in any material respect any Permit, except and to the extent contemplated by the Lease.

            (d) At all times prior to Closing and during the term of this Agreement, Seller shall: (i) maintain the Property in good condition and repair, subject to Tenant's rights under the Lease; (ii) use commercially reasonable efforts to maintain its relations with the Tenant and otherwise conduct business with respect to the Property in a commercially reasonable manner; (iii) perform its obligations under the Lease, the Contracts and the Permitted Exceptions (and, as applicable, use commercially reasonable efforts to enforce the obligations of Tenant under the Lease); (iv) insure, or cause to be insured, the Improvements at 100% of replacement cost, and maintain liability and other insurance in accordance with generally prevailing industry standards, except to the extent that such insurance obligations are Tenant's responsibility under the Lease; (v) not sell or further encumber the Property or any direct or indirect interest therein or enter into any agreement relating thereto, and (vi) promptly give Purchaser a reasonably detailed written notice of any of the following during the term of this Agreement: (1) any fire, flood or other material adverse change with respect to the Property of which Seller obtains actual knowledge;
(2) any actual or proposed condemnation (or proceeding in lieu thereof) of which Seller obtains actual knowledge; (3) any written notice received by Seller during the term of this Agreement claiming that the Property or the use and operation thereof fails to comply with any Legal Requirements; (4) any written notice given or received by Seller claiming that Seller or the Tenant is default under any Lease; and (5) any written notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Property. If Seller becomes aware during the term of this Agreement of any matters that render any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing.

                                    ARTICLE 7

               AS-IS SALE; LIMITED REPRESENTATIONS AND WARRANTIES

      SECTION 7.1. AS-IS SALE.

            (a) Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and that, prior to the Closing, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property and market conditions as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

            (b) Except for the Seller Representations, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an "as is, where is, with all faults" basis, and that, except for the Seller Representations, such sale shall be without representation or warranty of any kind by Seller, express or implied, and at the Closing Purchaser shall be assuming all liabilities or obligations pertaining to the Property, except as expressly provided under this Agreement or any document delivered at the Closing.

      SECTION 7.2. PURCHASER REPRESENTATIONS. Purchaser hereby represents and warrants to Seller as follows:

            (a) Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

            (b) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Purchaser's creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.

            (c) Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser, (2) to the best of Purchaser's knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

            (d) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

            (e) Purchaser acknowledges and agrees that the Property is subject to the terms of the Lease and Tenant's right to possession and occupancy of the Property as described in Section 8.6 below.

            SECTION 7.3. SELLER'S REPRESENTATIONS. Seller warrants and represents to Purchaser as follows:

            (a)   REPRESENTATIONS CONCERNING SELLER.

            (i) Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Michigan. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;

            (ii) There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Seller's creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;

            (iii) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under
(1) the organizational documents of Seller, (2) to the best of Seller's knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon the Property pursuant to any such agreement or instrument;

            (iv) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;

            (v) Seller is not a "foreign person" or "disregarded" entity" as defined in Section 1445 of the Code; Seller's taxpayer identification number is 38-1859358;

            (b)   REPRESENTATIONS CONCERNING THE PROPERTY.

            (i)   The Lease:

                  (A) Seller has delivered to Purchaser a true, correct and complete copy of the Lease;

                  (B) The Lease is in full force and effect, has not been amended, modified or supplemented, and constitutes the entire agreement between the Seller and the Tenant concerning the Property, except that Tenant may agree to purchase certain personal property of Seller that shall remain at the Property;

                  (C) There is no default by the Seller or Tenant under the Lease or, to the best of Seller's knowledge, any condition or event that, with the passage of time or giving of notice, or both, would constitute such a default. The Tenant is not currently entitled to any reduction in or refund of, and has no counterclaim or offset against, and is not otherwise disputing, any rents or other charges paid, payable or to become payable by the Tenant under the Lease or any of the Tenant's other obligations under the Lease (provided, however, that Tenant has certain offset rights expressly set forth in Section
14.22 of the Lease, which are not applicable at this time). There are no options or rights to renew, extend or terminate the Lease, except as expressly set forth in the Lease. The Tenant has not notified Seller its intent to terminate or attempt to renegotiate its Lease prior to expiration of the term of such Lease. To the knowledge of the Seller, the Tenant has not entered into any assignment or sublease with respect to the Lease;

                  (D) Except as disclosed on Exhibit C, Tenant has not provided any security deposit in connection with the Lease;

                  (E) There are no free rent, operating expense abatements, incomplete tenant improvements, rebates, allowances, or other unexpired concessions or landlord obligations except as expressly set forth in the Lease;

                  (F) To Seller's actual knowledge, other than the Lease, there are no other leases, licenses or other occupancy agreements affecting all or any portion of the Property, except as set forth in the Title Commitment and there are no tenants or other occupants of all or any part of the Property other than the Tenant under the Lease;

                  (G) At the Closing, the landlord's interest in the Lease will be assigned to Purchaser;

                  (H) To the actual knowledge of the Seller, the Tenant is not the subject of any bankruptcy, reorganization, insolvency or similar proceedings;

                  (I) (a) The execution date of the Lease was February 11, 2005; the rent commencement date of the Lease will be the first day of the month following ninety (90) days after the date that the Seller has fully exited the Building (as such term is defined in the Lease); and the expiration date of the initial term of the Lease is sixty-six (66) months following the Rent Commencement Date under the Lease; (b) There are no options remaining unexercised on the part of the Tenant to renew the Lease except as expressly set forth in the Lease; and (c) Monthly basic rent is payable as and when set forth in the Lease;

                  (J) (a) Landlord has not received any notice from Tenant of any defects in the Property or any related improvements or facilities; (b) Tenant has not delivered any notice alleging any defect or deficiency in the work relating to the Property or any related improvements or facilities; and

(c) Landlord has satisfied, or shall satisfy before the Closing Date, any and all commitments made to induce Tenant to enter in to the Lease;

            (ii) Lease Brokerage. Seller has entered into a lease brokerage agreement in connection with the execution and delivery of the Lease by Tenant. As of the Closing Date, no brokerage or similar fee shall be due or unpaid by the Seller with respect to the Lease or the Property. No brokerage or similar fee shall be due or payable by the Purchaser on account of the exercise of any renewal, extension or expansion options arising under the Lease;

            (iii) Contracts. No contracts will be assigned to Purchaser in connection with Purchaser's acquisition of the Property pursuant to this Agreement, and Purchaser shall have no obligations under any Contracts;

            (iv)  Warranties, Permits and Related Matters.

                  (A) Seller will use commercially reasonable efforts to locate existing roof warranty on or before the Closing Date (the "Warranty"). A true and correct copy of any such existing Warranty will be delivered to Purchaser and shall be duly assigned to Purchaser at Closing at Seller's sole expense;

                  (B) To the best of Seller's actual knowledge, the Property is in compliance in all material respects with all Legal Requirements, and the Seller has no actual knowledge of any claim of violation of any Legal Requirement;

                  (C) To the best of Seller's knowledge, Seller has obtained (or Tenant shall obtain) all licenses, permits, variances, approvals, and authorizations required from all governmental authorities having jurisdiction over the Property or from private parties for the intended development, construction, use, operation and occupancy of the Property and to insure vehicular and pedestrian ingress to and egress from the Property (collectively, the "Permits"). To the best of Seller's knowledge, all appeal periods with respect to any existing Permits have expired and no appeals have been filed (other than with respect to any Permits obtained by Tenant);

                  (D) Seller has not received any written notice from any insurance company, insurance rating organization or Board of Fire Underwriters requiring any alterations, improvements or changes at the Property, or any portion thereof;

                  (E) To the best of Seller's actual knowledge and excluding any obligation or agreement of Tenant, other than real estate taxes and assessments, Seller has no obligations to any governmental authority, adjacent property owner or other Person for the payment (or for any donations in lieu of payment) or performance of any infrastructure, capital improvements or other work in connection with the development or ownership of the Property;

            (v)   Litigation and Other Proceedings.

                  (A) No condemnation or eminent domain proceedings are pending or, to Seller's knowledge, threatened against the Property or any part thereof, and the Seller has not made any commitments to or received any written notice of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes;

                  (B) There are no pending, or to Seller's knowledge, threatened, judicial or administrative proceedings or investigations affecting or relating to the development, construction, use, operation or ownership of the Property;

            (vi) Taxes. The Seller has delivered true and correct copies of tax bills issued by any applicable state or local governmental taxing authorities issued to the Seller with respect to the Property for the most recent past and current tax years, and any new assessment received with respect to a current or future tax year. The Real Property's tax parcel ID number is 23-31-101-026 and the Real Property is entirely located within such tax parcel ID number (and no property other than the Real Property is located therein). Seller is not aware of any special assessments pertaining to the Property;

            (vii) (Reserved);

            (viii) Hazardous Materials. To the actual knowledge of Seller: (i) there is no violation of nor any existing investigation by any governmental authority under any Environmental Law with respect to the Property, (ii) any handling, storage, treatment or use of Hazardous Materials that has occurred at the Property has been in compliance with all applicable Environmental Laws, and
(iii) there are no underground storage tanks located at, on or under the Property;

            (ix) No Preemptive Rights. The Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property, except for the Tenant's rights under Section 14.18 of the Lease that will be terminated by the Required Amendment;

            (x)   Reports and Other Information.

                  (A) Seller will deliver or make available to Purchaser (without representation or warranty, express or implied, as to the completeness or accuracy thereof) true and complete copies of the Reports (as such term is defined in Schedule 5.1);

                  (B) The plans and specifications for the Improvements, Lease, Permits, Warranties, operating statements, income and expense reports, and all other agreements, books and records relating to the Property will be delivered or made available by Seller to Purchaser in connection with this Agreement;

                  (C) To the Seller's actual knowledge, the Seller has not failed to deliver to Purchaser a copy of any written report or document in Seller's possession or control that materially affects the development, ownership, leasing, value or use of the Property;

            (xi) Seller Representative. For the purposes of this Agreement the "Designated Seller Representatives" are Tammy Ghanem, the Senior Corporate Counsel of Seller and Mark Cryderman, the North American Director, Sales and Marketing, for the Laser Division of Seller, who have occupied such positions for, respectively, four (4) years and one and one-half (1 -1/2) years, and have been actively involved in, and are familiar with, the ownership, development, construction, leasing and operation of the Property (subject to Section 7.4 below). Mark Cryderman shall be considered a Designated Seller Representative only with respect to the matters in Sections 7.3(b)(i)(C) and (J), Sections 7.3(b)(iv)(B), (C) and (D), Section 7.3(b)(viii) and Section 7.3(b)(x).

      SECTION 7.4. SELLER'S KNOWLEDGE. The only representations made by Seller are those contained in this Agreement and no oral or written representations outside of this Agreement are to be relied on. Whenever a representation is qualified by the phrase "to the best of Seller's knowledge", or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Seller Representatives. The knowledge of the Designated Seller Representatives shall be without investigation or inquiry other than:

      (a) as to Mark Cryderman, a reasonable review of the files regarding the Property in Seller's possession or control (to the extent such files are located at the Property or were recently removed from the Property in connection with Seller's relocation from the Property), and

      (b) as to Tammy Ghanem, a reasonable review of Seller's files and reasonable inquiries of Seller's agents (including property managers and leasing agents), officers and employees who are familiar with the development, ownership and leasing of the Property.

                                    ARTICLE 8

                                     CLOSING

      SECTION 8.1. CLOSING DATE. The Closing shall take place at 1:00 p.m. on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date, the Seller shall deliver to the Title Company or Purchaser the documents listed in Section 8.2 and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3.

      SECTION 8.2. SELLER'S DELIVERIES. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (or its nominee), at Seller's sole expense, each of the following items:

            (a) (i) A statutory form of warranty deed in the form attached hereto as Exhibit E, conveying good and marketable fee simple title, subject only to the Permitted Exceptions, in proper form for recording, (ii) (Reserved),
(iii) an Assignment and Assumption Agreement in the form attached hereto as Exhibit G, in proper form for recording, (iv) the Representation Update Certificate in the form attached hereto as Exhibit H, (v) the Closing Statement, and (vi) a non-foreign person certificate sworn to by Seller as required by
Section 1445 of the Code, all duly executed (and, when required, acknowledged) by Seller;

            (b) At least two originals of the Lease;

            (c) All keys in Seller's possession or control to all locks on the Improvements;

            (d) (Reserved);

            (e) Such evidence or documents as may be reasonably required by the Title Company or Purchaser relating to: (i) mechanics' or construction liens;
(ii) parties in possession; or (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;

            (f) To the extent that any of the following are in Seller's possession or control, copies or originals of all books, records and other documents in the possession or control of Seller and material to Purchaser's ownership or operation of the Property, including Tenant correspondence and credit files, the Permits (other than those obtained by Tenant), as-built drawings, and the original Plans and Specifications that have not previously been delivered to Purchaser;

            (g) At least two original Tenant estoppel certificates;

            (h) At least two original SNDAs;

            (i) A notice letter to the Tenant. Such notice shall be prepared by Purchaser and reasonably approved by Seller, shall notify the Tenant of the sale and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, the naming of Purchaser (or its nominee) on insurance policies carried by Tenant, and other matters reasonably required by Purchaser or required by law. Unless a different procedure is required by applicable law, in which event such law shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to the Tenant promptly after the Closing;

(j)   AT LEAST TWO ORIGINALS OF ANY APPLICABLE REA ESTOPPELS ;

(k)   ANY CERTIFICATE OF OCCUPANCY AND OTHER PERMITS IN SELLER'S POSSESSION;

            (l) The Warranty, if applicable, including all related manuals and any consents necessary in order for the Warranty to be duly assigned to Purchaser as of the Closing;

            (m) Payoff letters or evidence of release and discharge of all mortgages, mechanics' and construction liens and attachments, and other encumbrances on the Property; and

            (n) Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

      SECTION 8.3. PURCHASER'S DELIVERIES. At the Closing, Purchaser shall deliver into escrow the following items:

            (a) Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit) and Purchaser's share of all escrow costs and closing expenses;

            (b) Duly executed and acknowledged originals of the Assignment and Assumption Agreement and the Closing Statement;

            (c) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property;

            (d) Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby; and

            (e) The Representation Update Certificate in the form attached hereto as Exhibit H.

      SECTION 8.4. COSTS AND PRORATIONS.

      (a) GENERAL. Real estate taxes (on a due date basis as if paid in advance) and installments of special assessments due and payable before and including the Closing Date, personal property taxes, if any, rental income and all other items of income and expense with respect to the Property shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 8.4. Except as otherwise provided in this Section 8.4, income and expenses shall be prorated on the basis of a 30-day month as if paid in advance. All such items attributable to the period prior to the Closing Date shall be credited or charged to Seller, and all such items attributable to the period commencing on the Closing Date shall be credited or charged to Purchaser.

      (b) RENTS. The fixed and minimum rents and all additional rents, escalation charges, common area maintenance charges, imposition charges, heating and cooling charges, insurance charges, charges for utilities, percentage rent, and all other rents, charges and commissions (collectively, the "Rents") payable by the Tenant, to the extent collected by Seller on or prior to the Closing Date and which represent payments of Rents applicable to a period of time subsequent to the Closing Date, shall be prorated between Seller and Purchaser at Closing. Purchaser shall be credited at Closing with (i) all security or other deposits paid by the Tenant with respect to the Property; and (ii) rent prepaid beyond the Closing Date.

      (c) ARREARS. Any of the Rents which are due and payable by the Tenants with respect to the period prior to the Closing Date, but which have not been collected by Seller on or prior to the Closing Date, or payment of which has been deferred until after the Closing Date (the "Arrearage Rents") shall not be prorated at Closing. Any Arrearage Rents that are paid after the Closing Date shall be paid to Seller, and if the Arrearage Rents are received by Purchaser, Purchaser shall pay the Arrearage Rents to Seller promptly after collection by Purchaser; provided, however, that all Rents collected after the Closing Date shall be applied first to payment of all amounts due Purchaser and second to all Arrearage Rents due to Seller. Purchaser shall have no obligation to commence any action to enforce the obligation of Tenant to pay the Arrearage Rents.

      (d) UNKNOWN RENTS. As used herein, the term "Unknown Rents" means any Rents that have accrued as the Closing but are not due and payable on the Closing Date: (i) because the lease year or other fiscal period for which such Rents are to be computed has not yet expired (including, by way of example only, escalation charges and percentage rents), or (ii) because for any other reason the amount of such Rents cannot be calculated on the Closing Date. Unknown Rents shall not be prorated at Closing but shall be apportioned promptly after expiration of the applicable lease year or other fiscal period and collection of the Unknown Rents. Purchaser shall make reasonable efforts to ascertain the amount of the Unknown Rents (but shall not be obligated to commence any action or proceeding to collect Unknown Rents), and when the amounts of the Unknown Rents are ascertained and collected by Purchaser, Purchaser shall promptly pay to Seller a portion (the "Pro Rata Share") of the Unknown Rents determined by multiplying the Unknown Rents collected by a fraction, the numerator of which is the number of days in the applicable Lease year or other fiscal period up to but excluding the Closing Date and the denominator of which is the number of days in the lease year or other fiscal period, less any monies Seller has previously received on account of the Unknown Rents and Seller's Pro Rata Share of the third party expenses incurred by Purchaser in the collection of the Unknown Rents. In the event it is determined after Closing that the amount of the Unknown Rents received by Seller exceeds the Seller's Pro Rata Share, Seller shall promptly pay such excess to Purchaser upon demand.

      (e) TAXES. All real estate taxes assessed against the Property shall be prorated between Seller and Purchaser on a due date basis as if paid in advance based upon the actual current tax bill (e.g., the Winter 2004 tax bill and the Summer 2005 tax bill). If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available. All real estate taxes due and payable before the Closing Date shall be the obligation of Seller and all such taxes due and payable on and after the Closing Date shall be the obligation of Purchaser. Purchaser acknowledges that Purchaser shall be responsible for any tax reimbursement due to Tenant pursuant to Section 2.02(c) of the Lease.

      (f) ASSESSMENT INSTALLMENTS. If as of the Closing Date the Property is encumbered or otherwise affected by any special assessment (whether or not a lien) which is or may become payable in installments (which the Tenant is not required to pay under the provisions of the Lease), then for the purposes of this Agreement, all installments of such assessments that are due and payable prior to the Closing Date shall either be paid directly by Seller, or Purchaser shall be entitled to receive a credit against the Purchase Price in an amount equal to all unpaid installments of such assessments, and in such event Purchaser shall take title to the Property subject to the unpaid installments not yet due and payable.

      (g) UTILITIES. To the extent not payable directly by the Tenant, the actual or estimated charges for utilities accrued and payable by Seller shall be prorated between Seller and Purchaser. Deposits for utilities (the "Utility Deposits"), plus any interest on the Utility Deposits to which Seller is or will be entitled that are held by the provider of the utilities shall be paid to Seller, or it transferable to Purchaser, shall at the election of the Purchaser be assigned by Seller to Purchaser and Purchaser shall pay Seller the full amount thereof at Closing. Seller shall retain the right to obtain a refund of any Utility Deposits which are not required to be assigned to Purchaser, and Purchaser will cooperate with Seller as reasonably requested in obtaining any refund. The parties acknowledge that under the Lease, as of the Access Date, Tenant is responsible for utility charges.

      (h) (Reserved)

      (i) CLOSING COSTS. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports. Each party shall pay one-half of the reasonable charges for the escrow services of the Title Company. Seller shall pay all recording fees in connection with the release of any encumbrances on the Property, the cost of a current ALTA survey for the Property (up to the amount of $5,640) and all transfer taxes and documentary stamp charges and all owner's title insurance premiums (exclusive of any endorsements). Purchaser shall pay the cost of recording the Deed, the cost of any endorsements to Purchaser's title policy and any survey costs that are not Seller's responsibility pursuant to the previous sentence. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located.

      (j) CLOSING STATEMENT. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made as of the Closing Date in accordance with the terms of this Agreement (the "Closing Statement").

      SECTION 8.5. POSSESSION. Possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the Lease and the Permitted Exceptions.

      SECTION 8.6. PURCHASE SUBJECT TO LEASE. Purchaser acknowledges and agrees that Purchaser is purchasing the Property and taking possession of the Property subject to the rights of Tenant under the Lease, and subject to the terms, provisions and obligations of Seller as landlord and Tenant as tenant under the Lease. Purchaser shall assume all obligations of Seller as landlord under the Lease at the Closing pursuant to this Agreement and any documents delivered at the Closing. Notwithstanding any representation, warranty, condition, covenant or agreement to the contrary set forth in this Agreement, Purchaser acknowledges and agrees that Seller is not in full possession or control of the Property due to Tenant's rights under the Lease, and that Tenant has the rights and obligations set forth in the Lease pertaining to the Property with respect to Permits, the condition of title to the Property, personal property, Tenant's employees, fixtures and improvements to be constructed at the Property and other matters as set forth in the Lease. Except as expressly set forth in this Agreement, Seller makes no representation or warranty pertaining to any obligations of Tenant under the Lease.

                                    ARTICLE 9

                             REAL ESTATE COMMISSION

      SECTION 9.1. COMMISSIONS.

      (a) If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller's Broker in accordance with a separate agreement between Seller and Seller's Broker. Such commissions shall be paid in full at Closing.

      (b) Seller represents, warrants and covenants to Purchaser that, except for Seller's Broker, Seller has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby. Seller shall indemnify Purchaser against all claims, costs and liability (including reasonable attorneys' fees) arising from or relating to any claims by Seller's Broker and/or any other broker or other Person claiming any commission or similar compensation by, through or under Seller or Seller's Broker.

      (c) Purchaser represents, warrants and covenants with Seller that, except for Seller's Broker, Purchaser has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby.

      The provisions of this Section 9.1 shall survive the Closing.

                                   ARTICLE 10

                             TERMINATION AND DEFAULT

      SECTION 10.1. TERMINATION WITHOUT DEFAULT. If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser's obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement (which shall be governed by Section 10.2) or any default by Seller of its obligations under this Agreement (which shall be governed by Section 10.3), the Deposit shall promptly be returned to Purchaser and neither Party shall have any further obligations hereunder, except for Purchaser's obligations under Section 5.1(b)(iv), Section 5.2 and Section 5.3.

      SECTION 10.2. PURCHASER'S DEFAULT. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Seller to Purchaser (or any other cure period provided in this Agreement, or if such default cannot be reasonably cured within such ten (10) day period, such additional period as may be reasonably necessary to cure such default), then:
(a) this Agreement shall terminate except for Purchaser's obligations under

Section 5.1(b)(iv), Section 5.2 and Section 5.3; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) Seller and Purchaser shall have no further obligations to each other except for Purchaser's obligations under Section 5.1(b)(iv), Section 5.2 and Section 5.3. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. PURCHASER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER'S SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER'S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

      SECTION 10.3. SELLER'S DEFAULT. If Seller defaults in its obligation to sell the Property to Purchaser in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Purchaser to Seller (or any other cure period provided in this Agreement, or if such default cannot be reasonably cured within such ten (10) day period, such additional period as may be reasonably necessary to cure such default), then Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser, Seller promptly shall reimburse Purchaser for the actual, reasonable third party costs that Purchaser has incurred in connection with this Agreement and the transaction contemplated hereby (provided, however, that the aggregate amount of such third party costs will not exceed Forty Thousand Dollars [$40,000]), and the parties shall have no further obligation to each other except for Purchaser's obligations under Section 5.1(b)(iv), Section 5.2 and Section 5.3;
(b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement. Purchaser hereby irrevocably waives any other right or remedy for such default; provided, however, that if, in breach of this Agreement, Seller sells the Property (or any portion thereof) to someone other than Purchaser or otherwise takes action that renders the remedy of specific performance impossible or impractical to obtain, Seller shall be liable for any damages suffered by Purchaser as a result of such breach. If Purchaser brings an action for specific performance, the Deposit shall be returned to Purchaser pending the outcome of such action.

      SECTION 10.4. BREACH OF REPRESENTATIONS. The representations and warranties of Seller and Purchaser set forth in this Agreement or in any document or certificate delivered by Seller or Purchaser in connection herewith shall survive the Closing for a period of twelve (12) months (the "Claim Period"), and no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless within such time, written notice thereof is given to the other party.

      SECTION 10.5. MUTUAL INDEMNIFICATIONS.

            (a) From and after the Closing, Seller shall indemnify Purchaser and defend and hold Purchaser harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including actual, reasonable attorneys' fees, resulting from any misrepresentation or breach of warranty by Seller in this Agreement or in any document, certificate, or exhibit given or delivered by Seller pursuant to or in connection with this Agreement.

            (b) From and after the Closing, Purchaser shall indemnify Seller and defend and hold Seller harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including actual, reasonable attorneys' fees, resulting from any misrepresentation or breach of warranty made by Purchaser in this Agreement or in any document, certificate, or exhibit given or delivered by Purchaser pursuant to or in connection with this Agreement.

            (c) Seller shall indemnify Purchaser and defend and hold Purchaser harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including actual, reasonable attorneys' fees, asserted against, incurred or suffered by Purchaser resulting from any personal injury or property damage occurring in, on or about the Property or relating thereto and occurring during any period in which Seller or its affiliates owned the Property, from any cause whatsoever other than as a consequence of either (x) the acts or omission of Tenant, its agents, employees or contractors or (y) the acts or omissions of Purchaser, its agents, employees or contractors.

            (d) Purchaser shall indemnify Seller and defend and hold Seller harmless from any claims, losses, demands, liabilities, costs, expenses, penalties, damages and losses, including actual, reasonable attorneys' fees, asserted against, incurred or suffered by Seller resulting from any personal injury or property damage occurring in, on or about the Property or relating thereto and occurring during any period in which Purchaser or its affiliates owns the Property or as provided in Section 5.1(b), from any cause whatsoever other than as a consequence of the acts or omissions of Seller, its agents, employees or contractors.

            (e) In the event either party hereto receives notice of a claim or demand which results or may result in indemnification pursuant to Section 10.5, such party shall promptly give notice thereof to the other party to this Agreement. The party receiving such notice shall promptly take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing. In the event the party receiving such notice fails to properly and effectively defend such claim, and in the event such party is liable therefor, then the party so giving such notice may defend such claim at the expense of the party receiving such notice. The provisions of this Section 10.5 shall survive the Closing for a period of twelve
(12) months.

      SECTION 10.6. SECURITY FOR POST CLOSING LIABILITY. To provide security for any post Closing claims of Purchaser ("Post Closing Claims") made to enforce any breach of the representations, warranties, and covenants made by Seller in this Agreement that expressly survive the Closing, GSI Lumonics Inc., a New Brusnwick, Canada corporation, to be known as GSI Group Inc. (the "Parent"), the parent of Seller, shall be principally, jointly and severally liable for Seller's liability for Post Closing Claims during the Claim Period. The Parent shall provide written notice to Purchaser within a reasonable amount of time after changing its name to GSI Group Inc., which notice shall include copies of appropriate materials evidencing such name change. In connection with Parent's obligations under this Section 10.6, Parent agrees to be bound by the provisions of Section 11.2 below.

                                   ARTICLE 11

                                  MISCELLANEOUS

      SECTION 11.1. ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS; MISCELLANEOUS PROVISIONS. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts, and all counterparts shall collectively constitute a single agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as "herein", "hereinafter", "hereof" and "hereunder" when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and vice versa, unless the context otherwise requires. The word "including" shall not be restrictive and shall be interpreted as if followed by the words "without limitation." This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

      SECTION 11.2. WAIVER; GOVERNING LAW. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement. This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of Michigan, without regard to the principles of conflict of laws. The parties and the Parent agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Suffolk in the Commonwealth of Massachusetts. The aforementioned choice of venue is intended by the parties and the Parent to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between or among the parties and the Parent with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party and the Parent hereby waive any right each may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Suffolk, Commonwealth of Massachusetts shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party and the Parent hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgement rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgement and may be enforced in other jurisdictions in any manner provided by law.

      SECTION 11.3. NOTICES. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by:
(i) by United States Postal Service, certified mail, return receipt requested,
(ii) by any nationally known overnight delivery service for next day delivery,
(iii) delivered in person or (iv) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted and the telephone number of the recipient's telecopier or facsimile machine (with a copy thereof sent in accordance with clause (i), (ii) or (iii) above). All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

      To Seller or Parent:     GSI Lumonics Corporation or GSI Lumonics Inc.
                               39 Manning Road
                               Billerica, Massachusetts 01821
                               Attention: General Counsel
                               Fax No. 978-663-9466

      With a copy to:          Bodman LLP
                               110 Miller, Suite 300
                               Ann Arbor, Michigan 48104
                               Attention: Sandra Sorini Elser
                               Fax No. 734-930-2494

      To Purchaser:            STAG Capital Partners, LLC
                               93 Summer Street, 3rd Floor
                               Boston, Massachusetts 02110
                               Attention: Mr. Benjamin S. Butcher
                               Fax No. 617-574-0052

      With a copy to:          DLA Piper Rudnick Gray Cary US LLP
                               One International Place, 21st Floor
                               Boston, Massachusetts  02110-2600
                               Attention: John L. Sullivan, Esq.
                               Fax No. 617-406-6100

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.3. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

      SECTION 11.4. ATTORNEYS' FEES. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover actual, reasonable costs and expenses including reasonable attorneys' fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party's major arguments or position prevailed.

      SECTION 11.5. IRS REAL ESTATE SALES REPORTING. Purchaser and Seller hereby agree that the Title Company shall act as "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of
Section 6045(e) of the Code.

      SECTION 11.6. FURTHER INSTRUMENTS. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Title Company, as may be appropriate, any and all further instruments reasonably requested, necessary and appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

      SECTION 11.7. SEVERABILITY. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

      SECTION 11.8. Before the Closing Date, neither party shall assign this Agreement without the prior written consent of the other. Notwithstanding the foregoing, at or immediately prior to Closing, Purchaser shall have the right to assign Purchaser's interest in this Agreement to a single purpose entity owned or controlled by Purchaser upon seven (7) days prior written notice to Seller so long as Purchaser remains liable for Purchaser's obligations under this Agreement.

      SECTION 11.9. RECORDING NOTICE. Purchaser shall record no claim of interest to the Property prior to the Closing Date, unless such recording is reasonably required in connection with Purchaser's enforcement of this Agreement pursuant to the terms hereof.

            [The remainder of this page is intentionally left blank;
                            signature page follows.]

      IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the Effective Date.

                                   SELLER:

                                   GSI Lumonics Corporation

                                   By: \s\ THOMAS R. SWAIN,
                                       ---------------------------------------
                                       Name: Thomas R. Swain
                                       Title: Vice President & Chief Financial
                                              Officer
                                       Date: June 3, 2005

                                   PURCHASER:

                                   STAG Capital Partners, LLC

                                   By: \s\ BENJAMIN S. BUTCHER
                                       -------------------------
                                       Name: Benjamin S. Butcher
                                       Title: Manager

      Parent executes this Agreement solely to acknowledge its obligations under
Section 10.6.

                                   PARENT

                                   GSI Lumonics Inc.

                                     By: \s\ THOMAS R. SWAIN,
                                         ---------------------------------------
                                         Name: Thomas R. Swain
                                         Title: Vice President & Chief Financial
                                                Officer

                                  SCHEDULE 1.1
                                  DEFINED TERMS

      "Access Date" has the meaning set forth in the Lease.

      "Agreement" has the meaning set forth in the first paragraph of this document.

      "Arrearage Rents" has the meaning set forth in Section 8.4(c).

      "Business Day" shall mean any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in Boston, Massachusetts or Detroit, Michigan are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental or banking functions in Boston, Massachusetts or Detroit, Michigan area are interrupted because of extraordinary events such as hurricanes, power outages or acts of terrorism.

      "Certificate of Occupancy has the meaning set forth in Section 6.1(i).

      "Claim Period" has the meaning set forth in Section 10.4.

      "Closing" shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

      "Closing Date" shall mean the day that is fifteen (15) days after the Rent Commencement Date (or, if applicable, the first Business Day thereafter); provided, however, that the Closing Date shall not occur before August 1, 2005 unless the Seller and Purchaser agree otherwise in writing.

      "Closing Statement" has the meaning set forth in Section 8.4(j).

      "Code" shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

      "Confidential Information" shall mean any information concerning the Property provided to Purchaser by Seller, excluding information that is available to the general public or from sources other than Seller and any information or results of testing or investigation of the Property obtained by the Purchaser during Purchaser's review of the Property..

      "Contracts" shall mean all development, construction, service, management, leasing, operation, maintenance, repair and other contracts (other than the Lease) affecting the Land or Improvements and all amendments and modifications thereto. No Contracts shall be included in the sale of the Property to the Purchaser.

      "Deposit" has the meaning set forth in Section 3.1.

      "Designated Seller Representatives" has the meaning set forth in Section 7.4.

      "Effective Date" shall mean June 8, 2005.

      "Employee Claims" shall have the meaning set forth in Section 5.6.

      "Environmental Law" shall have the meaning set forth in the definition of Hazardous Materials below.

      "Hazardous Materials" shall mean (i) any waste, material or substance (whether in the form of a liquid, a solid, or a gas and whether or not air-borne), which is or is deemed to be a pollutant or a contaminant, or which is or is deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or to the environment, or which is or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto (collectively "Environmental Laws", and individually, "Environmental Law"); (ii) petroleum, including crude oil or any fraction thereof; (iii) ACM; (iv) any polychlorinated biphenyl; (v) any radioactive material; and (vi) urea formaldehyde. In addition to the foregoing, the term "Environmental Laws" shall be deemed to include, without limitation, local, state and federal laws, judgments, ordinances, orders, rules, regulations, codes and other governmental restrictions, guidelines and requirements, any amendments and successors thereto, replacements thereof and publications promulgated pursuant thereto, which deal with or otherwise in any manner relate to, environmental matters of any kind.

      "Improvements" shall mean that certain building containing approximately 59,290 net rentable square feet and located at 22300 Haggerty Road, Farmington Hills, Michigan, and all other buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Land.

      "Intangible Property" shall mean all of Seller's right, title and interest, if any, in all intangible assets relating to the Land or Improvements, including all of Seller's right, title and interest, if any, in all (a) the Warranty, (b) all licenses, permits and approvals relating to the Land or Improvements, and (c) all plans and specifications relating to the Land or Improvements, in each case to the extent that Seller may legally transfer the same.

      "Land" shall mean the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

      "Lease" shall mean the lease dated February 11, 2005 between the Seller, as Landlord and SEWS-DTC, Inc., as Tenant, as amended by the Required Amendment.

      "Lease Transaction" shall mean any of the following: (a) the execution of any new lease or other occupancy agreement for any portion of the Property; (b) any modification of the Lease or any other occupancy agreement affecting the Property; (c) the consent to any assignment of or subletting under the Lease; or
(d) the termination of the Lease.

      "Legal Requirements" means all applicable zoning, building, health and safety, environmental and all other laws, legislation, rules, codes, by-laws, ordinances, resolutions, regulations, orders and decrees relating in any way to the Property.

      "Material Casualty" has the meaning set forth in Section 6.3.

      "Material Taking" has the meaning set forth in Section 6.4.

      "Permitted Exceptions" shall mean all matters shown on the Title Commitment, including the Lease, (other than Voluntary Liens) or the Survey, except for those matters as to which, in accordance with Section 4.1, Purchaser makes a written objection on or before the Study Period Notice Deadline, unless the same are waived by the Purchaser in writing. In no event shall any Voluntary Lien constitute a Permitted Exception, and all Voluntary Liens shall be paid in full or discharged or bonded over (such that the same is not listed as an exception to Purchaser's title insurance policy issued by the Title Company at the Closing) at or before the Closing or out of the proceeds otherwise due to Seller.

      "Permits" has the meaning set forth in Section 7.3(b)(iv)(C).

      "Person" shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity.

      "Post Closing Claims" has the meaning set forth in Section 10.6.

      "Property" shall mean, collectively, the Real Property, Seller's interest in the Leases, and the Intangible Property.

      "Purchase Price" shall mean the purchase price for the Property as specified in Section 2.2.

      "Purchaser" means the Person named as the Purchaser in the first paragraph of this Agreement, together with any assignee of the originally named Purchaser.

      "Purchaser Title Objections" has the meaning set forth in Section 4.1.

      "Real Property" shall mean the Land and the Improvements.

      "Reciprocal Easement Agreements" shall mean any and all reciprocal easement agreements, declarations of covenants, conditions, restrictions and easements, party wall agreements, "tie-back" agreements, common area agreements, shared maintenance agreements, common use agreements or similar agreements or understandings which burden or benefit the Real Property and other adjacent real property, and all supplements, amendments, modifications and memoranda thereof, relating to the development, use, operation, management, maintenance or occupancy of the Real Property.

      "Rent Commencement Date" has the meaning set forth in the Lease.

      "Required Amendment" has the meaning set forth in Section 5.8.

      "Required Endorsements" shall mean the following ALTA endorsements (to the extent legally available in the jurisdiction in which the Real Property is located): (a) Form 9 - Comprehensive (modified as appropriate for an owner's policy); (b) Form 3.1 Zoning (including parking and loading); (c) survey endorsement; (d) access endorsement; (e) if the land on which the Property is located consists of more than one parcel, a contiguity endorsement; and (f) a tax parcel endorsement. All Required Endorsements shall be paid for by the Purchaser.

      "Restricted Period" shall mean the period commencing five (5) Business Days before the end of the Study Period and ending on the earlier of the Closing or the termination of this Agreement.

      "Seller" has the meaning set forth in the first paragraph of this Agreement.

      "Seller Representations" shall mean the representations and warranties of Seller expressly set forth in Section 7.3.

      "Seller's Broker" shall mean Spaulding & Slye Colliers, 255 State Street, Boston, Massachusetts 02109, Attention: Daniel Cordeau.

      "SNDA" has the meaning set forth in Section 6.1(d).

      "Study Period" has the meaning set forth in Section 5.2.

      "Study Period Notice" has the meaning set forth in Section 5.2.

      "Study Period Notice Deadline" has the meaning set forth in Section 5.2.

      "Survey" has the meaning set forth in Section 4.1.

      "Tenant" shall mean SEWS-DTC, Inc., a Delaware corporation.

      "Termination Notice" has the meaning set forth in Section 5.2.

      "Title Commitment" has the meaning set forth in Section 4.1.

      "Title Company" shall mean the Boston, Massachusetts office of Stewart Title Guaranty Company, attention, Terrance Miklas.

      "Unknown Rents" has the meaning set forth in Section 8.4(d).

      "Utility Deposits" has the meaning set forth in Section 8.4(g).

      "Voluntary Liens" shall mean any of the following encumbrances on the Property or any portion thereof: (a) any mortgage or deed of trust granted or assumed in writing by Seller; (b) any mechanic's or construction lien; (c) any lien for unpaid taxes that are due and payable prior to the Closing Date, assessments, utility, water, sewer or other governmental charges due and payable as of the Closing Date; and (d) any other lien or encumbrance granted, assumed or suffered by Seller and securing the repayment of money or other claims made against Seller.

                                  SCHEDULE 3.1

                            DEPOSIT ESCROW PROVISIONS

       [ATTACHED TO AND A PART OF REAL ESTATE PURCHASE AND SALE AGREEMENT]

            (a) Title Company shall hold the Deposit in a separate, segregated, interest bearing account approved by Purchaser and Seller. If the Closing occurs, the Deposit shall be credited against the Purchase Price. Interest earned on the Deposit shall be considered part of the Deposit. The Deposit shall be held and disbursed by Title Company in the following manner:

            (i)   to Seller at the upon consummation of the Closing; or

            (ii) to Seller upon receipt of written demand therefor, stating that Purchaser has defaulted in the performance of Purchaser's obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Title Company shall not honor such demand until at least ten (10) Business Days after it has sent a copy of such demand to Purchaser, nor thereafter if Title Company shall have received written notice of good faith objection from Purchaser in accordance with paragraph (b) below; or

            (iii) to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof and certifying the basis for such termination, or (y) Seller has defaulted in performance of Seller's obligations under this Agreement and the facts and circumstances underlying such default or that Purchaser is otherwise entitled to the Deposit under the provisions of this Agreement; provided, however, that except for a termination pursuant to Section 5.2, Title Company shall not honor such demand until at least ten (10) Business Days after it has sent a copy of such demand to Seller, nor thereafter if Title Company shall have received written notice of good faith objection from Seller in accordance with paragraph (b) below. Notwithstanding anything to the contrary herein, if at any time before the Study Period Notice Deadline, Purchaser provides Title Company with written demand for the return of the Deposit, Title Company shall immediately return the Deposit to Purchaser.

         (b) Upon receipt of written demand for the Deposit by Purchaser or Seller pursuant to clause (a)(ii) or (a)(iii) above, Title Company shall promptly send a copy thereof to the other party. Except for a termination under
Section 5.2 (as to which Seller shall have no right to object), the other party shall have the right to make a good faith objection to the delivery of the Deposit by sending written notice of such objection to Title Company within ten
(10) Business Days after Title Company sends a copy of the written demand to the objecting party. Upon receipt of such notice, Title Company shall promptly send a copy thereof to the party who made the written demand.

         (c) Except for the return of the Deposit to Purchaser as provided in the last sentence of Section (a)(iii) above, in the event of any dispute between the parties, Title Company shall disregard all instructions received and may hold the Deposit until the dispute is mutually resolved and Title Company is advised of this fact in writing by both Seller and Purchaser, or Title Company is otherwise instructed by a final judgment of a court of competent jurisdiction.

         (d) In the event Title Company shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Title Company shall be entitled to refrain from taking any action other than to keep safely the Deposit until Title Company shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

            (e) Title Company may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Schedule 3.1 shall be signed by Title Company, Purchaser and Seller.

            (f) Seller and Purchaser shall jointly and severally hold Title Company harmless against any loss, damage, liability or expense incurred by Title Company not caused by its willful misconduct, gross negligence or breach of these escrow provisions, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. As between the Seller and the Purchaser, the party responsible for any such loss, damage, liability or expense shall be responsible for any liability to the Title Company pursuant to the foregoing joint and several indemnification.

                          JOINDER BY THE TITLE COMPANY

      By its execution hereof, the Title Company hereby (i) covenants and agrees to hold the Deposit in accordance with the above provisions, and (ii) acknowledges receipt of a copy of the Real Estate Purchase and Sale Agreement to which this Schedule 3.1 is attached.

                                        By: \s\ MARK ANDERSON,
                                            ----------------------------------
                                            Name: Mark Anderson
                                            Title: National Settlement Counsel
                                            Date: 6/8/05

                                  SCHEDULE 5.1

            (1) the Lease, and all written notices, material correspondence or other material written communications or agreements between the Seller and the Tenant relating to the Lease, including any pending or proposed amendments to the Lease;

            (2) any tenant estoppel certificates or subordination, nondisturbance and attornment agreements previously provided by the Tenant;

            (3) copies of any documents relating to any proposed or actual sublease or assignment of the Tenant's interest under the Lease, to the extent in Seller's possession or control;

            (4) copies of all financial, profile and background information concerning the Tenant that is in Seller's possession or control;

            (5)   a summary of all security deposits paid under the Lease;

            (6)   a copy of the Tenant's current insurance certificate, if any;

            (7) copies of Tenant billings and reconciliations for the current year, if any;

            (8) a copy of any management agreements relating to the Property, if any;

            (9) a schedule of any leasing commissions that are due under the Lease or will become due upon and extension, expansion or renewal of the Lease;

            (10)  the Warranty;

            (11)  all Contracts;

            (12) as-built plans and specifications for the Improvements in Seller's possession or control;

            (13) the Certificate of Occupancy (as defined in Section 6.1(i)) for the Improvements (other than any certificate of occupancy that Tenant is responsible to obtain pursuant to the Lease) and all other Permits in Seller's possession or control;

            (14) all engineering, geotechnical, environmental, and other similar studies or reports in the possession or control of the Seller relating to the Property (the "Reports"); it being understood and agreed by the parties hereto that Seller is in no way warranting or representing, express or implied, the accuracy or completeness of anything contained in the Reports;

            (15) copies of all tax bills and statements for the Property for the three (3) calendar years preceding the Effective Date and for the current year, and copies of any notices of actual or proposed reassessments of the Property;

            (16) copies of all utility bills and statements for the Property for the 2003 and 2004 calendar years and for the current year;

            (17) copies of monthly and annual operating statements for the Property for the 2003 and 2004 calendar years and year-to-date statements for the current year;

            (18) any information on material maintenance and capital improvements conducted by Seller at the Property for the three (3) calendar years preceding the Effective Date and during the current year;

            (19) copies of any notices received in connection with any purported or actual violation at the property of any Legal Requirement;

            (20) copies of any Reciprocal Easement Agreements, if any, and agreements with any governmental agencies relating to the development, construction, ownership or operation of the Property; and

            (21) copies of the existing insurance policies for the Property as required under the Lease together with recent invoices with respect thereto.

                                  SCHEDULE 5.8

                           FORM OF REQUIRED AMENDMENT

                       FIRST AMENDMENT TO LEASE AGREEMENT

      This First Amendment to Lease Agreement ("Amendment") is made on _________________, 2005 by and between GSI Lumonics Corporation, a Michigan corporation, whose address is 39 Manning Road, Billerica, MA 01821 ("Landlord") and SEWS-DTC, Inc., a Delaware corporation authorized to conduct business in Michigan, whose address is 5850 Mercury Drive, Suite 250, Dearborn, MI 48126 ("Tenant").

                                    RECITALS

      A. Landlord and Tenant are parties to a Lease dated February 1, 2005 ("Lease") pertaining to property located at 22300 Haggerty Road, Farmington Hills, MI and described in the Lease ("Leased Premises").

      B. Landlord and Tenant wish to amend the Lease to remove and eliminate the right of first refusal set forth in Section 14.18 of the Lease.

                                    AMENDMENT

      Now, therefore, for and in consideration of the mutual covenants of this Amendment and other good and valuable consideration, the parties agree as follows:

      1. ELIMINATION OF RIGHT OF FIRST REFUSAL. The right of first refusal contained in Section 14.18 of the Lease is removed from the Lease and eliminated in its entirety, and from and after the date of this Amendment, Tenant shall have no right to purchase the Leased Premises under the Lease.

      2. SUCCESSOR OWNER. Section 14.18 of the Lease is amended to read as follows:

            "14.18 SUCCESSOR OWNER. In the event Landlord or any successor owner of the Leased Premises, shall sell or convey the Leased Premises, any liabilities and obligations of the Landlord or such successor owner of the Leased Premises accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant shall attorn to such new owner."

      3. EFFECT. Except as modified by this Amendment, the Lease remains in full force and effect.

                                        LANDLORD:

                                        GSI LUMONICS CORPORATION, a Michigan
                                        corporation

                                        By: ________________________________

                                        Its: _______________________________

                                        Dated: _____________________________

                                        TENANT:

                                        SEWS-DTC, INC., a Delaware corporation

                                        By: ________________________________

                                        Its: _______________________________

                                        Dated: _____________________________

                                    EXHIBIT A

                               DESCRIPTION OF LAND

Land situated in the City of Farmington Hills, Oakland County, Michigan described as:

PARCEL 1: Part of the Northwest 1/4 of Section 31, Town 1 North, Range 9 East, City of Farmington Hills, Oakland County, Michigan, described as: Commencing at the Northwest corner of said Section 31; thence due South 452.31 feet along the West line of said Section 31, said line also being the centerline of Haggerty Road (66 feet wide); thence North 89 degrees 12 minutes 42 seconds East 33.00 feet to a point on the East line of said Haggerty Road, said point also being the point of beginning; thence continuing North 89 degrees 12 minutes 42 seconds East 545.54 feet; thence South 00 degrees 07 minutes 55 seconds East 193.79 feet; thence South 89 degrees 12 minutes 42 seconds West 545.98 feet to a point on the East line of said Haggerty Road and thence due North 193.80 feet along said East line of Haggerty Road to the point of beginning.

PARCEL 2: Part of the Northwest 1/4 of Section 31, Town 1 North, Range 9 East, City of Farmington Hills, Oakland County, Michigan, described as: Beginning at the Northwest corner of said Section 31; thence North 89 degrees 12 minutes 42 seconds East 577.50 feet (described as North 89 degrees 14 minutes 00 seconds East 577.50 feet) along the North line of said Section 31, said line also being the centerline of Nine Mile Road (variable width); thence South 00 degrees 07 minutes 55 seconds East 452.29 feet (described as South 00 degrees 05 minutes 00 seconds West 452.31 feet); thence South 89 degrees 12 minutes 42 seconds West
578.54 feet (described as South 89 degrees 14 minutes 00 seconds West 578.18 feet) to a point on the West line of said Section 31; thence due North 452.31 feet along said West line, said line also being the centerline of Haggerty Road (66 feet wide) to the point of beginning, excepting the West 33 feet and the Northerly 65 feet of the Easterly 104.72 feet and the Northerly 50 feet of the Westerly 472.78 feet.

                                    EXHIBIT B

                       FORM OF TENANT ESTOPPEL CERTIFICATE

Re: Lease dated February 11, 2005, by and between GSI Lumonics Corporation, as Landlord, and SEWS-DTC, Inc., as Tenant, as amended by that certain First Amendment to Lease dated _____, 2005, by and between Landlord and Tenant] (as amended, the "Lease").

To: Landlord and STAG Capital Partners, LLC and any other purchaser or potential purchaser ("Purchaser") of the property commonly known as 22300 Hagggerty Road, Farmington Hills, Michigan

The undersigned Tenant under the Lease certifies as follows (Capitalized terms used herein and not otherwise defined have the meanings set forth in the Lease):

(1) The Lease has been duly authorized, executed and delivered by Tenant to Landlord (or its predecessor-in-interest), has not been amended, modified, superceded or supplemented in any way, except as aforsesaid, and constitutes the entire agreement between Landlord and Tenant with respect to the demised premises identified therein (the "Premises") and the building and other property of which the Premises are a part (the "Property"), except for a separate agreement for Tenant's purchase of certain personal property located at the Premises, which agreement shall not obligate Purchaser;

(2) The Lease is in full force and effect, and Tenant does not have any defense, credit, offset, claim or counterclaim by or in favor of Tenant against Landlord (or its predecessor-in-interest) under the Lease against the obligation to pay rent or other charges due from Tenant under the Lease or against any other obligations of Tenant thereunder;

(3)   (a)   The Execution Date of the Lease was February 11, 2005; the Rent
Commencement Date of the Lease was __________, 2005 ; the Access Date of the Lease was ___________, 2005; and the expiration date of the initial term of the Lease is __________;

      (b) There are no options remaining unexercised on the part of the Tenant to renew the Lease except as set forth in Section 1.03 of the Lease;

      (c) Base Rent under the Lease is $0 per month for months one through six after the Rent Commencement Date and $56,290 per month for the following twelve
(12) months.

      (d) Tenant's obligation to pay taxes, insurance, maintenance, repairs and operating expenses for the Property commenced on the Rent Commencement Date and Tenant's obligation to pay utilities for the Property commenced on the Access Date as set forth in the Lease;

(4) Tenant has unconditionally taken possession of and is occupying all of the Premises and Tenant has commenced the payment of rents for all space subject to the Lease. Landlord has completed all work to be performed by Landlord under the Lease, if any, in a good and workmanlike manner and in accordance with the Lease and such work has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with such work have been paid in full. Tenant has no knowledge of any defects in the Premises or the Property or any related improvements or facilities; Tenant has not delivered any notice alleging any defect or deficiency in the work relating to the Premises or the Property or any related improvements or facilities, and Tenant is not aware of any currently existing condition or circumstance which would cause Tenant to give such any such notice. Landlord has satisfied any and all commitments made to induce Tenant to enter in to the Lease;

(5) Tenant has no right to cancel or terminate the Lease and no option or right to purchase all or any part of the Premises, the Property;

(6) Tenant has not paid any security deposit under the Lease except as follows: $56,290.

(7) All minimum and additional rent and other sums payable by Tenant under the Lease have been fully paid through ______________, 200_ in accordance with the provisions of the Lease. No rent has been paid more than one month in advance;

(8) Tenant has not been granted and is not entitled to any free rental or any concession in or abatement of rent, except for the free rent period during months one through six of the Initial Term and the Tenant Allowance;

(9) Neither Tenant nor Landlord is in default of its obligations under the Lease and, to the best of Tenant's knowledge, there is no state of facts that with the giving of notice, the passage of time, or both, could ripen into such a default;

(10) Tenant confirms that its address for purposes of notices under the Lease is as follows: SEWS-DTC, Inc., 22300 Haggerty Road, Farmington Hills, Michigan 483355, Attention: William Lefebvre and Renee Dillion;

(11) No leasing commissions or similar fees are outstanding in connection with the Lease or will be due from the then owner of the landlord's interest under the Lease in connection with any renewal, extension or expansion of the Lease;

(12) The Premises are adequately served by utilities and Landlord has satisfied all obligations relating thereto under the Lease;

(13) Tenant has not assigned the Lease or any of its interests therein or sublet any portion of the Premises; Tenant has no current plans to downsize or eliminate its operations at the Premises; and

(14) A true and complete copy of the Lease is attached hereto and made a part hereof.

This certificate shall be binding upon Tenant and its successors and assigns (if any). Tenant understands and agrees that this certificate may be relied upon by Purchaser (and/or its assignee and/or successors-in-interest as owners of the Property) and by each lender of Purchaser that finances all or any portion of the purchase price of the Property or otherwise provides debt financing to Purchaser.

                                         Tenant

                                         SEWS-DTC, INC.

                                            By: _____________________________,
                                                Name: _______________________
                                                Title: ______________________
                                                Date: _____________

                                    EXHIBIT C

                            LEASE RELATED DISCLOSURES

A cash security deposit of $56,290 is being held by Seller pursuant to the Lease.

                                    EXHIBIT D

                      EXCEPTIONS TO SELLER REPRESENTATIONS

                                    EXHIBIT E

                                      DEED

                                  WARRANTY DEED

      THE GRANTOR, GSI Lumonics Corporation, a Michigan corporation, whose address is 39 Manning Road, Billerica, Massachusetts 01821, conveys and warrants to GRANTEE, _____________________________, a ______________ limited liability company, whose address is 93 Summer Street, Third Floor, Boston, Massachusetts 02110, the following described property situated in the City of Farmington Hills, Oakland County, Michigan:

                          See Exhibit A attached hereto
                              (22300 Haggerty Road)

together with all of Grantor's right, title and interest in and to all buildings, fixtures, improvements, and appurtenances thereon, and subject to the Permitted Exceptions listed on the attached Exhibit B.

      The consideration for this instrument is ONE DOLLAR ($1.00) AND OTHER GOOD AND VALUABLE CONSIDERATION, which is set forth in a Real Estate Transfer Tax Valuation Affidavit filed pursuant to MCLA 207.511 and MCLA 207.533. The Grantor grants to the Grantee the right to make all available divisions under Section 108 of the land division act, Act No. 288 of the Public Acts of 1967, as amended. This property may be located within the vicinity of farmland or a farm operation. Generally accepted agricultural and management practices which may generate noise, dust, odors and other associated conditions may be used and are protected by the Michigan Right to Farm Act.

DATED: _______________________, 2005

                                            GSI LUMONICS CORPORATION, a Michigan
                                            corporation

                                            By: ________________________________

                                            Its: _______________________________

STATE OF _________________________   )
                                     )SS
COUNTY OF ________________________   )

      The foregoing instrument was acknowledged before me this ____ day of ________________________, 2005 by _____________________________________, the
________________________ of GSI Lumonics Corporation, a Michigan corporation, on behalf of the corporation.

                                         _______________________________________
                                         _________________________ Notary Public
                                         _____________ County, _________________
                                         Acting in ___________________ County
                                         My Commission Expires: ________________

PREPARED BY:
                                         Parcel ID No. 23-31-101-026

Sandra Sorini Elser (P36305)
Bodman LLP
110 Miller, Suite 300
Ann Arbor, Michigan 48104
(734) 761-3780

WHEN RECORDED RETURN TO GRANTEE

                           EXHIBIT A TO WARRANTY DEED

                                LEGAL DESCRIPTION

                               22300 HAGGERTY ROAD

                           EXHIBIT B TO WARRANTY DEED

                              PERMITTED EXCEPTIONS

                                    EXHIBIT F

                                   (RESERVED)

                                    EXHIBIT G

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is executed as of ________________, 200_ by and between______________________ ("Assignor"), and _____________ ("Assignee").

                                   BACKGROUND

      Assignor has this day conveyed to the Assignee the property located in ___________________, and more particularly described in Exhibit A hereto (the "Premises") and, in connection with the conveyance of the Premises, Assignor and Assignee intend that Assignor's right, title, interests, powers, and privileges in and under all leases and security deposits affecting the Premises and other matters stated herein be assigned and transferred to Assignee.

                                    AGREEMENT

      In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. LEASES. Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest as landlord or otherwise in that certain lease dated February 11, 2005 between Assignor as landlord and SEWS-DTC, Inc., as tenant (the "Lease"). By executing this Assignment, Assignee hereby accepts, assumes and agrees to perform all of the terms, covenants and conditions of the Lease on the part of the landlord therein required to be performed, including Assignor's obligations pertaining to the Security Deposits (as such term is defined below), from and after the date hereof, but not prior thereto. Assignor also hereby transfers and assigns to Assignee the security deposit held by the Assignor relative to the Lease (the "Security Deposits").

      2. ROOF WARRANTY. Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest in that certain _______________________ (the "Roof Warranty).

      3.. MUTUAL INDEMNIFICATION. Assignor shall indemnify and hold Assignee harmless from and against any and all damages, claims, liabilities, costs (including reasonable attorney's fees), expenses and causes of action which may arise and accrue from or under the Lease and that are attributable to periods of time prior to the date hereof, regardless of when same are discovered or asserted. Assignee shall indemnify and hold Assignor harmless from and against any and all damages, claims, liabilities, costs (including reasonable attorney's fees), expenses and causes of action which may arise and accrue from or under the Lease or any of them and that are attributable to periods of time on or after the date hereof, regardless of when same are discovered or asserted.

      4. FURTHER ASSURANCES. Assignor and Assignee agree to take all further actions and execute, acknowledge and deliver all further documents that are reasonably necessary or useful in carrying out the purposes hereof.

      5. SUCCESSORS AND ASSIGNS. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

      IN WITNESS WHEREOF, this Assignment has been duly signed and sealed by the parties as of the date set forth above.

                                    ASSIGNOR:

                                    ________________________________

                                    By: ____________________________,
                                     Name: _________________________
                                     Title:_________________________
                                     Date: _____________

                                    ASSIGNEE:

                                    ________________________________

                                    By: ____________________________,
                                     Name: _________________________
                                     Title: ________________________
                                     Date: _____________

                                    EXHIBIT A
                         (to Assignment and Assumption)

                              Property Description

                                    EXHIBIT B
                         (to Assignment and Assumption)

                                    EXHIBIT H

                  UPDATED REPRESENTATION CERTIFICATE FOR SELLER

      The undersigned, as Seller under a Real Estate Purchase and Sale Agreement ("Purchase Agreement") dated as of _________________, 200__ between ______________________ ("Seller") and _____________________ ("Purchaser"), does hereby certify to Purchaser that the representations and warranties set forth in
Section 7.3 of the Purchase Agreement are hereby reaffirmed as of the date hereof.

      Seller's liability hereunder shall be subject to the limitations set forth in the Purchase Agreement.

      Dated as of this ____ day of ____________, 200__.

                                        SELLER

                                        [_____________________________]

                                        By: __________________________
                                            Name:
                                            Title:

                UPDATED REPRESENTATION CERTIFICATE FOR PURCHASER

      The undersigned, as Purchaser under a Real Estate Purchase and Sale Agreement ("Purchase Agreement") dated as of _________________, 200__ between ______________________ ("Seller") and _____________________ ("Purchaser"), does hereby certify to Seller that the representations and warranties set forth in
Section 7.2 of the Purchase Agreement are hereby reaffirmed as of the date hereof.

      Purchaser's liability hereunder shall be subject to the limitations set forth in the Purchase Agreement.

      Dated as of this ____ day of ____________, 200__.

                                        PURCHASER

                                        [_____________________________]

                                        By: __________________________
                                            Name:
                                            Title: